The New Economy Fund
May 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$42,416
Class B	$-
Class C	$-
Class F-1	$1,264
Class F-2	$4,814
Total	$48,494
Class 529-A	$1,442
Class 529-B	$-
Class 529-C	$-
Class 529-E	$21
Class 529-F-1	$177
Class R-1	$-
Class R-2	$-
Class R-2E	$2
Class R-3	$166
Class R-4	$1,535
Class R-5	$1,066
Class R-5E*	$-
Class R-6	$11,393
Total	$15,802
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.1600
Class B	$-
Class C	$-
Class F-1	$0.1200
Class F-2	$0.2400
Class 529-A	$0.1300
Class 529-B	$-
Class 529-C	$-
Class 529-E	$0.0400
Class 529-F-1	$0.2000
Class R-1	$-
Class R-2	$-
Class R-2E	$0.2900
Class R-3	$0.0200
Class R-4	$0.1500
Class R-5	$0.2600
Class R-5E	$0.2900
Class R-6	$0.2800
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	283,136
Class B	342
Class C	15,290
Class F-1	9,832
Class F-2	19,778
Total	328,378
Class 529-A	11,976
Class 529-B	56
Class 529-C	3,506
Class 529-E	615
Class 529-F-1	944
Class R-1	1,516
Class R-2	4,938
Class R-2E	30
Class R-3	8,692
Class R-4	10,704
Class R-5	4,226
Class R-5E*	-
Class R-6	49,508
Total	96,711
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$35.22
Class B	$32.82
Class C	$32.31
Class F-1	$35.29
Class F-2	$35.20
Class 529-A	$34.91
Class 529-B	$32.80
Class 529-C	$32.74
Class 529-E	$34.47
Class 529-F-1	$34.88
Class R-1	$33.24
Class R-2	$33.41
Class R-2E	$34.94
Class R-3	$34.54
Class R-4	$34.91
Class R-5	$35.40
Class R-5E	$35.11
Class R-6	$35.30
* Amount less than one thousand